John Hancock Sovereign bond fund

on behalf of John Hancock Bond Fund

AMENDMENT TO SUB-ADVISORY AGREEMENT

AMENDMENT TO SUB-ADVISORY AGREEMENT

AMENDMENT made as of the 1st of July, 2011 to the Sub-Advisory Agreement dated December 31, 2005, as amended (the “Agreement”), among John Hancock Advisers, LLC, a Delaware limited liability company, John Hancock Asset Management a division of Manulife Asset Management (US) LLC (formerly, Sovereign Asset Management, LLC), a Delaware limited liability company, and each of the investment companies that is a signatory to the Agreement, including John Hancock Sovereign Bond Fund.  In consideration of the mutual covenants contained herein, the parties agree as follows:

1.          CHANGE IN APPENDIX A

Appendix A of the Agreement, which relates to Section 3 of the Agreement, “COMPENSATION OF SUB-ADVISER,” is hereby amended to reflect the following fee schedule:

JOHN Sovereign bond fund

Percentage of Average Daily Net Assets
Fund	First $500 million	Next $500 million	Next $500 million	Next $500 million	Next $500 million	Excess over $2.5 billion
John Hancock Bond Fund	[0.XXX]%	[0.XXX]%	[0.XXX]%	[0.XXX]%	[0.XXX]%	[0.XXX]%

2.          EFFECTIVE DATE

This Amendment shall become effective as of the date first mentioned above.

3.         DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.         OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:    /s/Keith F. Hartstein

Keith F. Hartstein

President and Chief Executive Officer

JOHN HANCOCK ASSET MANAGEMENT A DIVISION OF MANULIFE ASSET MANAGEMENT (US) LLC

By:    /s/Barry H. Evans

Barry H. Evans

President, Chief Operating Officer and
Chief Fixed Income Officer

JOHN HANCOCK SOVEREIGN BOND FUND, on behalf of
John Hancock Bond Fund

By:    /s/Andrew Arnott

Andrew Arnott

Senior Vice President and Chief Operating Officer